Pricing Supplement No. 55 Dated: March 3, 2008	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated August 22, 2005, and Prospectus Supplement dated August 22, 2005) This Pricing Supplement consists of 3 pages.	File No. 333-126757

Protective Life Insurance Company Sponsor and Depositor InterNotes® Issued Through Protective Life Secured Trust 2008-5

1. The Notes

Trade Date: 03/03/2008 Original Issue Date: 03/06/2008 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CFF7	$11,682,000	100%	1.0000%	$11,565,180.00	4.500%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	03/15/2013	YES	NO	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6125

Terms of Survivor's Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms: Not Applicable.
Optional Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 03/15/2014
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody's Aa3
Securities Exchange Listing: [X] No [ ] Yes, Name of Exchange:______________
Additional Terms: Not Applicable.
Agents:
Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Raymond James
RBC Dain Rauscher, Inc.
UBS Securities LLC
Wachovia Securities

2. The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: $11,682,015
Effective Date: 03/06/2008
Interest Rate: 4.500%
Interest Payment Frequency: SEMI-ANNUAL
Stated Maturity Date: 03/15/2013
Survivor's Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [ ] Yes [X] No
Early Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Rating of Funding Agreement: S&P AA Moody's Aa3
Additional Terms: Not Applicable.

3. Other Information

Rating of Program: S&P AA Moody's Aa3

Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA Moody's Aa3

Protective Securities, a division of ProEquities, Inc. and an affiliate of Protective Life Insurance Company, is acting as an agent in connection with this offering.